Exhibit 99.1

Company Provides Fiscal 2008 Diluted Earnings Per Share Guidance on a
  GAAP Basis of $2.58 to $2.77 Compared to Fiscal 2007 Guidance on a
                     GAAP Basis of $2.34 to $2.41

 Fiscal 2008 Diluted Earnings Per Share Guidance Prior to Stock Option
      Expensing and One-Time Transaction Costs is $2.90 to $3.05

           SUPERVALU's Transformational Acquisition on Track and Showing Excellent Progress


    MINNEAPOLIS--(BUSINESS WIRE)--Feb. 21, 2007--SUPERVALU (NYSE:SVU) announced today its fiscal 2008 diluted earnings per share guidance, on a GAAP basis, of $2.58 to $2.77. Fiscal 2008 diluted earnings per share guidance, on a GAAP basis, includes $0.16 to $0.20 per diluted share of one-time transaction costs and approximately $0.12 per diluted share of expense from the adoption of FAS 123R related to stock option expensing. The company also affirmed its fiscal 2007 diluted earnings per share guidance, on a GAAP basis, of $2.34 to $2.41.

    Jeff Noddle, SUPERVALU chairman and chief executive officer commented, "We are on track with our transformational acquisition and have made progress on our key milestones in fiscal 2007 and expect to continue this success into fiscal 2008. From a financial standpoint, we expect to deliver double-digit earnings accretion in both fiscal 2007 and fiscal 2008 as we capture the potential of the new SUPERVALU. I am very pleased with the progress we have made to date and attribute this success to our talented management team and associates across the country. Together, their thoughtful planning, disciplined execution and day-to-day focus on serving our customers are central to our achievements. Another important benchmark is our improving identical store sales. Our identical store sales on a combined basis in the fourth quarter of fiscal 2007 which ends February 24 are expected to increase approximately one percent, representing continued sequential improvement from the 0.6 percent increase in the third quarter of fiscal 2007 as we successfully execute across our entire retail network."

    Company Announces Guidance for Fiscal 2008

    SUPERVALU announced guidance for fiscal 2008 which begins February 25, 2007 and ends on February 23, 2008. Earnings ranges shown below provide detail on certain items to improve comparability.

                                         Fiscal 2007     Fiscal 2008
                                          Guidance         Guidance
----------------------------------------------------------------------
Net Sales                                $37 Billion     $44 Billion

Diluted earnings per share guidance   $2.62 to $2.67(a) $2.90 to $3.05
 prior to adjustments
Adoption of FAS 123R stock option
 expensing                                 $0.08            $0.12
One-time transaction costs             $0.20 to $0.18   $0.20 to $0.16
----------------------------------------------------------------------
Diluted earnings per share guidance    $2.34 to $2.41   $2.58 to $2.77
 on a GAAP basis

Weighted average diluted shares          194 to 198       214 to 217
 outstanding (millions)

(a) Fiscal 2007 diluted earnings per share includes the $0.06 impact from HITS not settling early.

    The company still expects pre-tax synergies of $150 to $175 million to be at the full run rate by the end of the third full year following the acquisition. The company still expects to incur total one-time transaction costs of approximately $145 million pre-tax by the end of the third full year following the acquisition. Incorporated into the guidance for fiscal 2007 and 2008 is the preliminary assessment of purchase accounting, based on initial estimates of fair values. These estimates of fair values will be refined as final valuation information is received or developed. The company expects to release fourth quarter and full year fiscal 2007 earnings on April 19 and to provide additional outlook comments regarding fiscal 2008 at that time.

    Noddle added, "Fiscal 2008 will see the implementation of many projects that continue to leverage our new business model. Net sales in fiscal 2008 will approximate $44 billion representing the first full year of acquired operations, with retail representing approximately 80 percent of net sales. We also expect to see an increase in identical store sales of one to two percent, representing the combined retail operations as if the acquired retail operations were in the store base for more than one year. We will also invest approximately $1.2 billion in our business, primarily supporting the remodel and expansion of our retail fleet as well as the installation of automated technology in the eastern region of our supply chain network. As we deploy our new store and remodel program, called Premium Fresh and Healthy, and undertake major remodels of approximately 100 to 110 stores and open 25 to 30 new standard size grocery stores in fiscal 2008, we are raising the store standards across our retail network. I am confident that fiscal 2008 will continue to demonstrate the benefits of the value enhancing acquisition which transformed SUPERVALU into a retail powerhouse."

    About SUPERVALU

    SUPERVALU INC. is one of the largest companies in the United States grocery channel with annual sales approaching $40 billion. SUPERVALU holds leading market share positions across the U.S. with its approximately 2,500 retail grocery locations. Through SUPERVALU's nationwide supply chain network, the company provides distribution and related logistics support services to more than 5,000 grocery endpoints across the country. SUPERVALU currently has approximately 200,000 associates. For more information about SUPERVALU visit www.supervalu.com.

    CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES
LITIGATION REFORM ACT OF 1995

    Except for the historical and factual information contained herein, the matters set forth in this news release, including statements as to the progress and expected benefits of the combination of the operations of Albertson's, Inc. that were acquired in June 2006 with those of SUPERVALU, such as efficiencies, cost savings, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits from the acquisition cannot be fully realized or may take longer to realize than expected, the possibility that costs, including costs related to purchase accounting estimates of fair value, or difficulties related to the combination of Albertsons operations into SUPERVALU will be greater than expected, and the impact of competition, economic and industry conditions, security and food and drug safety issues, severe weather and natural disasters, labor relations and employee benefit costs, expansion, liquidity, legal and administrative proceedings, regulatory and accounting matters, changes in operating conditions, and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC.

    You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: SUPERVALU
             Investors & Financial Media:
             Yolanda Scharton, 952-828-4540
             Yolanda.Scharton@supervalu.com
             or
             Media:
             Haley Meyer, 952-828-4786
             Haley.Meyer@supervalu.com